Exhibit 10.2

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into the 25th day of July, 2008 to be effective as of the effective date (the “Effective Date”), between Artann Laboratories, Inc., (“Artann”) a Delaware corporation, and ProUroCare Medical Inc., (“ProUroCare”) a Nevada corporation.

WITNESSETH:

WHEREAS, ProUroCare has expertise and intellectual property in the field of urologic products and applications; and

WHEREAS, Artann has developed expertise and intellectual property in the area of a prostate mechanical imaging system; and

WHEREAS,  ProUroCare and Artann desire to enter into (i) this Agreement and (ii) a Development and Commercialization Agreement of even date herewith (the “Development and Commercialization Agreement”) whereby ProUroCare and Artann will develop and commercialize various prostate mechanical imaging systems (the “PMI Systems”); and

WHEREAS, Artann desires to grant to ProUroCare certain patent and technology license rights with respect to the PMI System.

AGREEMENTS:

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Specific Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“2008 ProUroCare Offering” means one or more public or private equity offerings that raises at least Four Million Dollars ($4,000,000.00) by ProUroCare after the date of signing of this Agreement.

“2008 Offering Price” means the weighted average price that ProUroCare shares have traded over the forty five (45) day period prior to the date of the closing of the 2008 ProUroCare Offering.

“510K” means an application filed with FDA pursuant to § 510(k) of the Medical Device Amendments of 1976 to the Federal Food, Drug and Cosmetic Act to initiate marketing and sales in the U.S.

“Agreement” means this Agreement and all Exhibits hereto.

“Artann” means Artann Laboratories, Inc.

“Artann Patents” means patents listed on Exhibit A attached hereto (including all additions, divisions, continuations, continuations-in-part, substitutions, extensions, patent form extensions, reissues and renewals thereof) that are owned by Artann or under which Artann has rights and patent applications listed on Exhibit A attached hereto (including patents issued thereon) that are owned by Artann or under which Artann has rights.

“Artann Technology” means all expertise, inventions, concepts, processes, procedures, data, materials, know-how and information (other than the Artann Patents and Artann Trade Secrets) which are used or useful in the use, manufacture or sale of a PMI System and to which Artann has rights.

“Artann Trade Secrets” means the Confidential Information of Artann (e.g., software source code) that are used or useful in the use, manufacture or sale of a PMI System and which provide a sustainable competitive technology and which qualify fully as trade secret information within the normal and common meaning of that term under the laws of the State of New Jersey.

“CE Mark Approval” means approval of the right to affix the CE Mark on Products for their exploitation in the European Economic Area by performing all necessary tasks under the then-current Medical Device Directive, as promulgated by the European Union.

“Confidential Information” means know-how, trade secrets, and unpublished information disclosed (whether before or during the term of this Agreement) by one of the parties (the “disclosing party”) to the other party (the “receiving party”) or generated under this Agreement, excluding information which:

(a)           was already in the possession of receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with reasonable documentary proof thereof);

(b)           is or becomes part of the public domain by reason of acts not attributable to the receiving party;

(c)           is or becomes available to receiving party from a source other than the disclosing party which source, to the best of receiving party’s knowledge, has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosing party with respect thereto;

(d)           is made available by the disclosing party to a third party unaffiliated with the disclosing party on an unrestricted basis;

(e)           has been independently developed by the receiving party without breach of this Agreement or use of any Confidential Information of the other party; or

(f)            has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts of the receiving party.

All Confidential Information disclosed by one party to the other under this Agreement with the exception of PMI Documentation and Artann Trade Secrets shall be in writing and bear a legend “Company Confidential” or words of similar import or, if disclosed in any manner other than writing, shall be preceded or followed by an oral statement indicating that the information is Company proprietary or confidential, with an identification of the particular information that is Company proprietary or confidential.  PMI Documentation and Artann Trade Secrets will be considered Confidential Information by default.

“Effective Date” means ten (10) days after close of the 2008 ProUroCare Offering or November 30, 2008, whichever is first to occur.

“Expired” means, with respect to a particular patent, the patent’s expiration, abandonment, cancellation, disclaimer, lapse due to the failure to pay maintenance fees or annuities, award to another party other than Artann in an interference proceeding, or declaration of invalidity or unenforceability by a court or other authority of competent jurisdiction (including final rejection in a re-examination or re-issue proceeding) in an unappealed or unappealable decision.  “Unexpired” means a patent that has not Expired.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“FDA Approval” means approval by the FDA of a 510K or PMA to commercially sell a Product.

“Field of Use” means diagnosis or treatment of urologic disorders of the prostate, kidney or liver.

“Generation V PMI System” means the most current PMI System existing as of the Effective Date of the Agreement.

“Invention” means any invention, discovery, know-how, trade secret, data, information, technology, process or concept, whether or not patented or patentable, and whether or not memorialized in writing.

“Licensed Product” means the Product which:

i)              but for the license granted herein, the manufacture, use or sale would infringe any Valid Claim of an Artann Patent, or

ii)             is produced through the use of an Artann Trade Secret.

“Licensed Product Royalty” means the royalty payable under Section 3.2 for the license set forth in Section 2.1(a) to Artann Patents and Artann Trade Secrets.

“Licensed Technology Royalty” means the royalty payable under Section 3.2 for the license set forth in Section 2.1(b) to Artann Technology.

“Liens” means liens, mortgages, charges, security interests, claims, voting trusts, pledges, encumbrances, assessments, restrictions or spousal interests of any nature.

“Net Sales” with respect to a particular period means the amounts that ProUroCare, or its sublicensees invoice third parties for sales, lease or use (excluding use in clinical trials or prior to the time of FDA approval of the Product) of Product during such period, less:  (a) any refunds, credits and any customer allowances actually granted to the customer; (b) discounts and rebates actually taken; (c) commissions actually paid to third party sales agents or representatives; (d) any sales, use, occupation or excise taxes, duties or other governmental charges imposed on the sale of Products, to the extent included in the invoice price and not reimbursed by a third party; and (e) any freight, postage or insurance included therein, in each case as determined from the books and records of ProUroCare and sublicensees.

“PMA” means a pre-market approval application filed with the FDA as more fully defined under 21 U.S.C. Section 360(e), to obtain permission to initiate marketing and sales in the U.S.

“PMI Documentation” means software and software source code (if, and to the extent such code is not maintained as an Artann Trade Secret); any and all drawings, schematics, assembly information, methods, specifications, know how, procedures, processes, designs, technical data and engineering reports necessary and/or useful in the development, use and manufacture of a PMI System.

“PMI System” means the Artann’s prostate mechanical imaging system consisting of a 1) transrectal probe with pressure sensor arrays, 2) positioning system, 3) data processing unit, 4) real time imaging display, and 5) operating system, as generally outlined in the journal article entitled “Prostate Mechanical Imaging:  A New Method for Quantitative Prostate Assessment” by Weiss, et al.

“Product” means a PMI System including all improvements and modifications applicable thereto, except for improvements and modifications that are developed for a different medical device which have only tangential application to a PMI System and which were developed independently of any activities conducted under this Agreement and/or the Development and Commercialization Agreement.

“ProUroCare” means ProUroCare Medical, Inc.

“Territory” means anywhere and everywhere in the world.

“Valid Claim” means any claim in an issued, unexpired patent which has not been held unenforceable or invalid by a court of competent jurisdiction or an administrative agency having authority over patents, in a final judgment that is unappealable or unappealed within the time allowed for approval.

1.2           Definitional Provisions.

(a)           The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(b)           Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

(c)           References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

(d)           The term “person” includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

ARTICLE 2

LICENSE

2.1           Grant of License.

(a)           Subject to the terms and conditions of this Agreement, including but not limited to Sections 3.1 – 3.10, 4.1(b) and 4.2(b), 6.1 – 6.3, Artann hereby grants to ProUroCare an exclusive, worldwide, sublicensable license to Artann Patents and Artann Trade Secrets to (i) make, have made, use, market, offer for sale, sell, have sold, distribute, have distributed, import, have imported and otherwise exploit Products in the Field of Use, and (ii) practice methods covered by the Artann Patents and Artann Trade Secrets to make, have made, use, market, offer for sale, sell, have sold, distribute, have distributed, import, have imported and otherwise exploit Products in the Field of Use.

(b)           Subject to the terms and conditions of this Agreement, including but not limited to Sections 3.1 – 3.10, 4.1(b) and 4.2(b), 6.1 – 6.3, Artann hereby grants to ProUroCare a non-exclusive, worldwide, sublicensable license to the Artann Technology to (i) make, have made, use, market, offer for sale, sell, have sold, distribute, have distributed, import, have imported and otherwise exploit Products in the Field of Use, and (ii) practice methods covered by the Artann Technology to make, have made, use, market, offer for sale, sell, have sold, distribute, have distributed, import, have imported and otherwise exploit Products in the Field of Use.

2.2           Sublicenses.  The license under Section 2.1 includes the right to sublicense within the scope thereof, subject to the right of Artann to approve each such sublicense which right shall not be withheld except for good and justifiable cause.  ProUroCare shall promptly notify Artann of the grant of each sublicense and provide Artann with a copy of the final executed sublicense agreement.  During the Term of this Agreement, ProUroCare shall be responsible for the failure by its sublicensees to comply with, and during the Term of this Agreement ProUroCare shall have the obligation to guarantee the compliance by each of its sublicensees with all relevant restrictions, limitations and obligations in this Agreement.  Any sublicense granted by

ProUroCare shall survive any expiration or termination of this Agreement and be automatically assigned to Artann, including the right of Artann to receive directly from the sublicensee(s), all compensation due under these respective sublicenses.

2.3           Patent Applications.  Unless otherwise specified, Artann shall have the right to apply for, prosecute, or cause the issuance, amendment, abandonment, maintenance, re-examination or reissue of any patents on or relating to Products and shall bear the expense related thereto.  In the event that Artann declines to apply for a patent upon an invention made by Artann, its employees, agents and/or representatives on or relating to Products that ProUroCare believes is patentable and should be patented, ProUroCare, upon provided 30 days written notice, shall have the option of proceeding to obtain patent(s), upon such invention as its sole cost and expense.  Artann shall cooperate with ProUroCare and provide such documentation and assistance and shall execute any documents as may be reasonably necessary to facilitate obtaining such patent(s).  Any and all such patents whether obtained by Artann or ProUroCare shall be owned by Artann but shall be encompassed within the license grant of Section 2.1(a).

2.4           Access to PMI Documentation.  ProUroCare shall have full access and the right to use all PMI Documentation and shall treat all such PMI Documentation as Confidential Information, whether or not marked as Artann Property, Artann Confidential or words of similar import and shall not disclose such PMI Documentation to any third parties except as may be needed or useful to Artann employees and agents and facilitate the development, refinement, use, manufacture or marketing and sale of Product and except under conditions under which these employees, agents or third parties are bound in writing to maintain the confidentiality of such PMI Documentation or as required by law or FDA.

2.5           Generation V PMI Systems.  Artann shall transfer possession of the five (5) fully functional Generation V PMI Systems existing as of the Effective Date of the Agreement for use in 1) the conduct of FDA approved clinical trials, 2) for inventor presentations, and 3) contract manufacturer assessment.  The use of each of the five (5) Generation V PMI Systems shall be mutually acceptable to Artann and ProUroCare and shall be in accord with any NIH grant requirements applicable to the development of the Product.  Artann shall use best efforts to effect the transfer of each of these five (5) Generation V PMI Systems for the user specified above as quickly after the effective date of the Agreement as reasonably possible.  Ownership to these five (5) Generation V PMI Systems shall transfer from Artann to ProUroCare upon the date of first commercial sale of the Generation V PMI System, subject to the inventory and accountability requirements as specified by the Department of Health and Human Services.  It is understood that all chosen investigational sites shall be acceptable to Artann, shall not conflict with the NIH grant objectives.

ARTICLE 3
LICENSE FEE, ROYALTIES AND OTHER CONSIDERATION

3.1           Up Front License Fee.  At the Effective Date, ProUroCare shall pay to Artann an “Up Front License Fee” of Six Hundred Thousand Dollars ($600,000.00) and equity (i.e., shares of stock) in ProUroCare having a value of approximately Five Hundred Thousand Dollars ($500,000.00) as of the date such equity is provided to Artann.  The exact number of shares of stock in ProUroCare provided to Artann hereby shall equal 500,000 divided by the 2008 Offering Price per share of ProUroCare stock in a 2008 ProUrocare Offering.  The PMI Documentation possessed by Artann on the Generation V PMI System is provided to ProUroCare upon confirmed receipt of the Up Front License Fee.

3.2           License Royalty.  ProUroCare shall pay Artann a royalty equal to the Licensed Product Royalty plus the Licensed Technology Royalty.  Such royalty payments are to be made within thirty (30) days following each calendar quarter end.

(a)           The Licensed Product Royalty shall apply to Licensed Product and shall equal four percent (4%) on the first Thirty Million Dollars ($30,000,000.00) of Net Sales, three percent (3%) on the next Seventy Million Dollars ($70,000,000.00) of Net Sales and two percent (2%) on Net Sales over One Hundred Million Dollars ($100,000,000.00) of Licensed Product.

(b)           The Licensed Technology Royalty shall apply from the date of first commercial sale of Product until the earlier of December 31, 2016 or the date of last commercial sale of Product and shall equal one percent (1%) of such Net Sales.

3.3           Minimum Royalties.  ProUroCare agrees that the minimum annual royalty payable under Section 3.2 shall be equal to Fifty Thousand Dollars ($50,000.00) per year for each of the first two (2) years after FDA approval for commercial sale and One Hundred Thousand Dollars ($100,000.00) per year for each year thereafter until termination or expiration of this Agreement.  Each such minimum royalty payment shall be made within thirty (30) days following the period for which such annual royalty payment is due.  These minimum annual royalty payments are nonrefundable but fully creditable against any royalty due and payable for that year pursuant to Section 3.2.

3.4           Records and Accounting.  ProUroCare shall keep complete and accurate records of the latest three (3) years that this Agreement is in effect.  Artann shall have the right annually at its own expense to have an independent, certified public accountant, review such records upon reasonable notice and during reasonable business hours for the purposes of verifying the royalties payable to Artann under Section 3.2.  Results of such review shall be made available to both parties.  If the review reflects an underpayment of royalties to Artann, such underpayment shall be promptly remitted to Artann with interest at one and one-half percent (1.5%) per month.  If the underpayment is equal to or greater than five percent (5%) of the royalty amount that was otherwise due, ProUroCare shall pay all of the costs of such review.

3.5           Currency of Payments.  All royalty payments under this Agreement shall be made in U.S. dollars by wire transfer to such bank account or bank accounts as Artann shall designate from time to time.  Any payments due hereunder on sales outside of the United States shall be payable in U.S. dollars at the rate of exchange of the currency of the country in which the sales are made as reported in the New York edition of The Wall Street Journal for the last business day of the quarter for which the royalties are payable.

3.6           No Patent challenge.  ProUroCare agrees not to challenge the validity of any Patent on Exhibit A in any court or administrative proceeding before the Patent and Trademark Office.

3.7           Grant Back.  Subject to the terms and provisions hereof, ProUroCare hereby grants to Artann a royalty-free nonexclusive, worldwide patent license to make, use, sell, import, have imported and otherwise exploit devices outside the Field of Use on inventions made and patented by ProUroCare on the Product.

3.8           Sublicense Income.  ProUroCare agrees to pay Artann twenty-five percent (25%) of the net proceeds of any compensation it receives from any sublicense granted under this Agreement.

3.9           Observation Rights.  Noune or Armen Sarvazyan shall be granted the right to observe meetings of ProUroCare’s Board of Directors in person or via telephone conference through calendar year 2011 and thereafter as mutually agreed by the parties.  It shall be Artann’s option as to which individual sits in on any Board meeting.  Notice of upcoming Board meetings shall be provided to Artann at the same time that notice is given to members of ProUroCare’s Board of Directors.

3.10         Future Patent Licenses.  ProUroCare shall have a “right of first negotiation” with Artann regarding the grant of any patent or trade secret license on the Product in the Field of Use that is not encompassed within the license set forth in Section 2.1(a).  The “right of first negotiation” means the right of ProUroCare to negotiate exclusively with Artann for a period of ninety (90) days (the “period of exclusivity”) from the date of first notice to ProUroCare by Artann.  If an agreement is not reached during this “period of exclusivity”, Artann may provide a license to a third party, but only upon terms which are better than those offered by ProUroCare during the “period of exclusivity”.

ARTICLE 4
CERTAIN REPRESENTATIONS, WARRANTIES AND INDEMNITIES

4.1           Representations and Warranties.

(a)           Artann represents and warrants to ProUroCare that the execution and delivery by Artann of this Agreement and the performance by Artann of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of Artann, as amended, or any provision of any indenture, agreement or other instrument to which Artann or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of Artann.  This Agreement has been duly executed and delivered by Artann and constitutes the legal, valid and binding obligation of Artann, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

(b)           ProUroCare represents and warrants to Artann that the execution and delivery by ProUroCare of this Agreement and the performance by ProUroCare of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of ProUroCare, as amended, or any provision of any indenture, agreement or other instrument to which ProUroCare or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of ProUroCare.  This Agreement has been duly executed and delivered by ProUroCare and constitutes the legal, valid and binding obligation of ProUroCare, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

(c) Artann represents and warrants to ProUroCare that Artann is the owner, or exclusive licensee with the right to sublicense, of all right, title and interest in and to the Artann Patents, Artann Trade Secrets and Artann Technology free and clear of any liens, charges, security interests, mortgages, or adverse claims.  Artann represents and warrants that it shall not grant any further licenses to Licensed Product in the Field of Use and will not itself practice under the Artann Patents in the Field of Use; Artann is not aware of any written third party claims asserted against it alleging that the Licensed Product infringes the intellectual property rights of any third party or that the Artann Patents are invalid or unenforceable.  Artann has no reasonable basis for believing that the Artann Patents, Artann Trade Secrets or Artann Technology are invalid or unenforceable.  Artann represents and warrants that the patents and patent applications on Exhibit A include all the patents and patent applications on or for the Generation V PMI System owned by Artann or under which Artann has rights and the PMI Documentation to which ProUroCare is granted the right to use for the Generation V PMI System.

4.2           Warranty Disclaimers and Limitation of Liability.  EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN, ARTANN MAKES NO WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY, ENFORCEABILITY OR SCOPE OF THE ARTANN PATENTS OR THAT ARTANN HAS PROVIDED TO PROUROCARE ALL ARTANN TRADE SECRETS AND/OR ARTANN TECHNOLOGY AND ANY WARRANTIES THAT MAY ARISE DUE TO COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

                ARTANN WILL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, BUSINESS INTERRUPTION, LOSS OF GOODWILL, OR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCT OR SERVICES, OR OTHERWISE, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY AND WHETHER OR NOT A PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

4.3           Indemnity.

(a)           Purposely left blank.

(b)           Subject to the terms and conditions of this Agreement, ProUroCare shall indemnify and hold Artann, and each of its officers, directors, employees, agents or consultants harmless from and against any third-party liability, losses, damages, claims, costs and expenses (including reasonable fees of attorneys and other professionals and court costs) (collectively “Liabilities”) arising out of or connected with (a) any breach of this Agreement by ProUroCare or (b) the use by or administration of the ProUroCare Product to any person that arises out of the use, manufacture, sale, import or other exploitation of a ProUroCare Product by ProUroCare or a ProUroCare sublicensee (except to the extent such liability resulted from any gross negligence or willful misconduct of Artann in the design, specification or manufacture of the Product).  Additionally, ProUroCare shall obtain, maintain and provide Artann with a copy of  commercially reasonable product liability insurance, with such insurance being effective as of a date no later than the date of first clinical use independently directed by ProUroCare or commercial sale of Product, and shall have Artann listed as an additional insured party on such policy.

(c)           Purposely left blank.

(d)           As a condition to ProUroCare’s obligation to indemnify, defend and hold harmless hereunder against a claim arising out of a third party claim, Artann will (i) provide prompt written notice of any claim giving rise to any Liability and (ii) tender control of the defense and settlement of any such claim to ProUroCare.

ARTICLE 5
INFRINGEMENT AND INVENTIONS

5.1           Prosecution of Infringement of Artann Patents, Artann Trade Secrets and Artann Technology by Third Party.

(a)           Each of ProUroCare and Artann shall promptly notify the other if it knows or has reason to believe that rights to the Artann Patents, Artann Trade Secrets or Artann Technology are being infringed or misappropriated by a third party or that such infringement or misappropriation is threatened.

(b)           Prior to and subsequent to the expiration of one hundred twenty (120) days from the date of such notice, the obligation of ProUroCare to pay royalties or other fees, if any, under this Agreement, shall continue unabated.  If Artann bring suit against a third party infringer, Artann shall bear all the expenses of any suit brought by Artann and shall retain all damages or other monies awarded or received in settlement of such suit.  ProUroCare will cooperate with Artann in any such suit as reasonably requested by Artann and shall have the right to consult with Artann and be represented by its own counsel at its own expense.

If after the expiration of said one hundred twenty days (120) days from the date of such notice, Artann has not overcome the prima facie case of infringement, obtained a discontinuance of such infringement, or brought suit against the third party infringer, then ProUroCare shall have the right after such one hundred twenty (120) day notice period, but not the obligation, to bring suit against such infringer and join Artann as a party plaintiff, provided that ProUroCare shall bear all expenses of such suit.  Artann will cooperate with ProUroCare in any suit as reasonably requested by ProUroCare for infringement of the Artann Patents, Artann Trade Secrets and Artann Technology brought by ProUroCare against the third party, and shall have the right to consult with ProUroCare and to participate in and be represented by independent counsel in such litigation at its own expense.  ProUroCare shall have the right to retain any damages or other monies awarded or received in settlement of such suit provided, however, that ProUroCare shall have no right to settle such suit without the written consent of Artann.

5.2           Protection of Intellectual Property and Improvements. During the term of this Agreement, Artann shall promptly inform ProUroCare of any Invention, improvement, upgrading or modification relating to the Product in the Field of Use.  If Artann obtains patents on any such Inventions, it may, in its discretion, add them to Exhibit A and have them included as Artann Patents for license and royalty purposes.

5.3           Mechanical Imaging of the Breast.  ProUroCare grants Artann a non-exclusive fully paid up, sub-licensable, royalty free and worldwide license to the patents owned by ProUroCare or under which ProUroCare has rights and that are listed on Exhibit B attached hereto to make, use or sell any mechanical imaging system for the diagnosis or treatment of disorders of the breast.

ARTICLE 6
TERM AND TERMINATION

6.1           Term.  Subject to earlier termination as provided in Section 6.2 of this Agreement, this Agreement shall commence upon the Effective Date and shall terminate upon the expiration of all royalty obligations under Section 3.2.

6.2           Termination.  Notwithstanding the provisions of Section 6.1 above, this Agreement may be terminated in accordance with the following provisions:

(a)           A party may terminate this Agreement by giving notice in writing to the other party if the other party is in breach of any material representation, warranty or covenant of this Agreement and shall have failed to cure such breach within sixty (60) days of receipt of written notice thereof from the first party;

(b)           In addition to the right to terminate the Agreement pursuant to Section 6(a), if ProUroCare fails to make a payment to Artann as specified in Sections 3.1 or 3.3 hereof and Sections 3.1, 3.2 and 3.3 of the Development Agreement and such failure is not cured within thirty (30) days of receipt of written notice thereof from Artann, all licenses granted to ProUroCare shall automatically terminate and ProUroCare shall immediately return all Artann Trade Secrets, Artann Technology, and PMI Documentation to Artann.  Additionally, if ProUroCare fails to make a payment to Artann as specified in Sections 3.1 or 3.3 hereof and Sections 3.1, 3.2 and 3.3 of the Development Agreement and such failure is not cured within five (5) days of receipt of written notice thereof from Artann, the exclusive licenses granted to ProUroCare shall immediately and automatically convert to non-exclusive licenses.  If ProUroCare pays the deficient funds to Artann within a sixty (60) day cure period, the non-

exclusive licenses shall convert back to exclusive licenses.  Neither party, Artann or ProUroCare, can grant a license or sublicense to a third party during the sixty (60) day cure period.

(c)           A party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose legal control of its business.

6.3           Effect of Termination

(a)           Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

(b)           The provisions of Section 3.4 (Records and Accounting); Article 4 (Certain Representations, Warranties, and Indemnities); Section 5.3 (Mechanical Imaging of the Breast); Section 6.2(b) (Return of PMI Documentation) and Section 7.1 (Non-Disclosure) shall survive a termination under Section 6.2.

ARTICLE 7
MISCELLANEOUS

7.1           Non-Disclosure.  Each party agrees not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder or under the Development Agreement or Supply Agreement) any Confidential Information of the other party obtained during the term of this Agreement until (i) the end of 2015; or (ii) the expiration of four (4) years after the termination or expiration of this Agreement, whichever is last to occur.  Each party further agrees to take appropriate measures to prevent any such prohibited disclosure by its present and future employees, officers, agents, subsidiaries, or consultants during the term of this Agreement and for a period of four (4) years thereafter or the end of 2015, whichever is last to occur.  Artann Trade Secrets shall be kept confidential perpetually.

7.2           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (i) the rights and obligations of Artann herein may not be assigned except in the case of a merger or sale of substantially all of Artann’s assets or to any person who succeeds to substantially all of Artann’s business, and (ii) the rights and obligations of ProUroCare herein may not be assigned except in the case of a merger or sale of substantially all of ProUroCare’s assets or to any person who succeeds to all or a substantial portion of ProUroCare’s business to which this Agreement relates.  Any attempted assignment of this Agreement in violation of this Section 7.2 shall be null and void.

7.3           Entire Agreement.  This Agreement and the Development and Commercialization Agreement, and the agreements contemplated herein and therein constitute the entire agreements of the parties with respect to the subject matter of such agreements and supersede all previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of such agreements.

7.4           Governing Law.  This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New Jersey, without giving effect to principles of conflicts of laws.  The parties hereby agree to submit all disputes arising hereunder to the Federal District Court for New Jersey where Artann is a resident.

7.5           Amendment, Waiver, Discharge, etc.  This Agreement may not be amended, released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives.  The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

7.6           Execution in Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

7.7           Titles and headings; Construction.  The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

7.8           Benefit.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.9           Notices.  All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed) to such party (or, in the case of an entity, to an executive officer of such party) or shall be given by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to ProUroCare to:

ProUroCare Medical, Inc.

5500 Wayzata Boulevard, #310

Golden Valley, MN  55416

Attention:  CEO

Phone:  952-476-9093

Fax:  763-591-5039

if to Artann to:

Artann Laboratories, Inc.

1459 Lower Ferry Road

West Trenton, NJ  08618-1414

Fax:  (609) 333-0710

Phone:  (609) 333-0712

Artann or ProUroCare may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile) or on the day shown on the return receipt (if delivered by mail).

7.10         Severability.  If any provision of this Agreement is held invalid by a court of competent jurisdiction, such provision shall be enforced to the maximum extent permissible and the remaining provisions shall nonetheless be enforceable according to their terms.

7.11         Execution of Further Documents.  Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably request to fully secure and/or evidence the rights or interests herein.

7.12         Purposely left blank.

7.13         Compliance with Laws.  The parties will, and ProUroCare shall cause any permitted sublicensees of ProUroCare to, comply with all applicable international, national, state, regional and local laws and regulations, including all applicable import and export control laws, in exercising rights or performing their duties under this Agreement.

7.14         Use of Name.  Except with the prior express written permission, ProUroCare shall not use or reference Artann’s or Armen Sarvazyan’s name in any marketing, sales or Product documents or materials.

IN WITNESS WHEREOF, each of the parties has caused this License Agreement to be executed in the manner appropriate to each.

ARTANN LABORATORIES, INC.

By:	/s/ Noune Sarvazyan

Its:	CEO

PROUROCARE MEDICAL, INC.

By:	/s/Richard C. Carlson

Its:	CEO

Exhibits:

Exhibit A:	Artann Patents
Exhibit B:	ProUroCare Patents

Exhibit A:  Artann Patents

a.	Method and Device for Real Time Mechanical Imaging of Prostate, USA Patent Application No 11/123,999, Filing Date: May 6, 2005.

b.	Method and Dual-Array Transducer Probe for Real Time Mechanical Imaging of Prostate, USA Patent Application No 11/146,367, Filing Date: June 6, 2005.

c.	Prostate Mechanical Imaging probe, USA Patent Application No 29/320,480, Filing Date: June 27, 2008.

d.	Calibration chamber for Prostate Mechanical Imaging probe, USA Patent Application No 29/320.474, Filing Date: June 27, 2008.

Exhibit B:  ProUroCare Patents

a.	Method and apparatus for elasticity imaging, USA Patent No 5,524,636.

b.	Device for breast haptic examination, USA Patent No 5,833,633.

c.	Method and device for mechanical imaging of breast, USA Patent No 5,860,934.

d.	Apparatus and Method for Mechanical Imaging of Breast, USA Patent 6,620,115.